Filed pursuant to Rule 433



Registration No. 333-132201



3-April-06




Toyota Motor Credit Corp

 Final Term Sheet

Lead Managers:
HSBC Securities (USA) Inc. (100%)



Structure:
13-month Floating Rate Medium Term Notes
Ratings:
Aaa/AAA
Pricing Date:
April 3, 2006
Interest Accrual Date:
April 3, 2006
Settlement Date:
April 6, 2006
Maturity Date:
May 4, 2007
Form of Note:
Senior Notes
Form of Offering:
SEC Registered Medium Term Notes
CUSIP:
89233PXX9




Transaction Details



Principal Amount:
$250,000,000

Pricing Benchmark
1M USD LIBOR

Reoffer Yield:

1M USD LIBOR - 7.5 bps

Interest Rate Source:
USD-Libor-BBA (Reuters/Telerate Inc Page 3750)

Price to Investor:
100.000%

Gross Fees

0.01%

All-In Price to Issuer:
99.99%

Net Proceeds:
$249,975,000

Interest Reset:
Monthly

Interest Pay Frequency:
Monthly

First Payment Date:
May 4th, 2006

Interest Payment Dates:
Monthly on the 4th

Day Count:
Actual/360

Day Count Convention:
Modified Following, Adjusted

Interest Determination Date:
Two London Business Days

Minimum Denominations:
$100,000 and integral multiples of $1,000 thereafter




The issuer has filed a registration statement
(including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the
issuer, any underwriter or any dealer
participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.